AXA Premier Funds
10f-3 Transaction Summary
May 31, 2003 to October 31, 2003



Fund Name
AXA Premier Small/Mid Cap Growth (Alliance Sleeve)

				Underwriter
				from Whom	Principal Amount of		Aggregate Amount
	Purchase Date		Purchased	Purchase by Advisor		of Offering


	09/17/03		Fox-Pitt Kelton	$4,703,500			$208,540,494


				Commission
	Purchase 		Spread or
	Price			Profit		Security			Affiliated Underwriter


	$23.00			$1.61/share	National Financial Partners	Blaylock & Partners, LP